Exhibit 99
NextEra Energy Partners, LP
Media Line: 561-694-4442
Oct. 22, 2019

FOR IMMEDIATE RELEASE

NextEra Energy Partners, LP reports third-quarter 2019 financial results

•	Grows distributions approximately 15% year-over-year

•	Recently announced definitive agreement to acquire Meade Pipeline Co LLC

•	Partnership expects it can achieve long-term growth expectations without additional acquisitions until 2021

JUNO BEACH, Fla. - NextEra Energy Partners, LP (NYSE: NEP) today reported third-quarter 2019 net loss attributable to NextEra Energy Partners of $72 million. NextEra Energy Partners also reported third-quarter 2019 adjusted EBITDA of $315 million and cash available for distribution (CAFD) of $147 million. Excluding all contributions from the Desert Sunlight projects, CAFD was $125 million for the third quarter of 2019.

NextEra Energy Partners' management uses adjusted EBITDA and CAFD, which are non-GAAP financial measures, internally for financial planning, analysis of performance and reporting of results to the board of directors. NextEra Energy Partners also uses these measures when communicating its financial results and earnings outlook to analysts and investors. The attachments to this news release include a reconciliation of historical adjusted EBITDA and CAFD to net income, which is the most directly comparable GAAP measure.

"NextEra Energy Partners delivered strong third-quarter results, with year-over-year growth in adjusted EBITDA and CAFD of approximately 55% and 81%, respectively, and we are pleased with our overall progress we've made against our 2019 strategic and growth initiatives," said Jim Robo, chairman and chief executive officer. "At the end of the quarter, we announced an agreement to acquire Meade Pipeline, which is consistent with our focus on investing in long-term contracted, clean energy assets with strong creditworthy counterparties and helps extend NextEra Energy Partners' already best-in-class runway for limited partner distribution growth. We continue to believe that NextEra Energy Partners remains uniquely well-positioned to capitalize on the ongoing disruption in the nation's power generation fleet and significantly grow the partnership's wind and solar portfolio over the coming years. Also during the quarter, we took additional steps to further enhance the partnership's financing flexibility by executing several financing transactions. These recent transactions support our long-term distribution growth objectives without the need for additional asset acquisitions until 2021. We believe NextEra Energy Partners offers an attractive investor value proposition and remain as enthusiastic as ever about our future prospects."

Meade Pipeline Co LLC acquisition
Late in the quarter, NextEra Energy Partners announced a definitive agreement to acquire Meade Pipeline Co LLC in a transaction valued at approximately $1.37 billion, including roughly $90 million in future capital contributions through 2022, which are related to an expansion opportunity at the existing pipeline.

Meade Pipeline owns a 39.2% interest in the Central Penn Line, a 185-mile intrastate natural gas pipeline that is an integral part of a pipeline system regulated by the Federal Energy Regulatory Commission that provides the Marcellus natural gas-producing region access to large demand centers in the Mid-Atlantic and Southeastern regions of the U.S. The pipeline has the capacity to transport and deliver up to approximately 1.7 billion cubic feet of natural gas per day. The pipeline, which is backed by a minimum 14-year contract with an investment-grade-equivalent customer, is jointly owned by Transcontinental Gas Pipe Line Company, or Transco, which operates the pipeline as a segment of its larger Atlantic Sunrise project.

The Meade acquisition is expected to be financed with a total of $920 million of partially amortizing project finance debt and a roughly $170 million convertible equity portfolio financing, both of which have firm commitments, as well as existing NextEra Energy Partners debt capacity. By leveraging the strong demand for high-quality energy infrastructure assets in both the public and private capital markets, NextEra Energy Partners was able to secure extremely attractive financing for the acquisition that enhances returns for limited partner unitholders while limiting downside risk. The acquisition is expected to close during the fourth quarter, subject to receipt of required regulatory approvals.

Genesis debt repurchase
NextEra Energy Partners expects to acquire all of the outstanding Genesis operating company notes by the end of the year, resulting in an increase in CAFD through the removal of project-level debt service. Following the expected purchase of the remaining Genesis debt, NextEra Energy Partners expects to receive approximately $59 million of distributions that have been restricted at that project as of the end of the third quarter. To fund the purchase of the Genesis debt, in September, NextEra Energy Partners issued $500 million of seven-year senior unsecured notes at an attractive yield of 3.875%, helping further improve its already low cost of capital.

Quarterly distribution declaration
The board of directors of NextEra Energy Partners declared a quarterly distribution of $0.5175 per common unit (corresponding to an annualized rate of $2.07 per common unit) to the unitholders of NextEra Energy Partners. With the declaration, the distribution has grown approximately 15% on an annualized basis versus the third quarter of 2018. The distribution will be payable on Nov. 14, 2019, to unitholders of record as of Nov. 6, 2019.

Outlook
As announced last month, following completion of the Meade acquisition, NextEra Energy Partners' expectations for a Dec. 31, 2019, run rate for CAFD, including full contributions from PG&E-related projects, increase to a range of $560 million to $640 million, reflecting calendar year 2020 expectations for the forecasted portfolio at year-end 2019. Excluding all contributions from the Desert Sunlight 250 and 300 projects, NextEra Energy Partners expects a Dec. 31, 2019, run rate for CAFD of $505 million to $585 million.

Dec. 31, 2019, run-rate adjusted EBITDA expectations, which assume full contributions from projects related to PG&E, as revenue is expected to continue to be recognized, increases to $1.225 billion to $1.4 billion, following completion of the Meade transaction.

Also announced last month, NextEra Energy Partners expects Dec. 31, 2020, run-rate expectations for adjusted EBITDA and CAFD to be consistent with year-end 2019 run-rate expectations, reflecting the partnership's expectation that it can achieve its long-term distribution growth objectives without the need for additional asset acquisitions until 2021. These expectations include the impact of expected incentive distribution rights fees, as these fees are treated as an operating expense.

From a base of its fourth-quarter 2018 distribution per common unit at an annualized rate of $1.86 per common unit, NextEra Energy Partners continues to expect 12% to 15% per year growth in limited partner distributions as being a reasonable range of expectations through at least 2024, subject to the usual caveats.

Adjusted EBITDA, CAFD and limited partner distribution expectations assume, among other things, normal weather and operating conditions; public policy support for wind and solar development and construction; market demand and transmission expansion support for wind and solar development; market demand for pipeline capacity; and access to capital at reasonable cost and terms. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results. Adjusted EBITDA and CAFD do not represent substitutes for net income, as prepared in accordance with GAAP. The adjusted EBITDA and CAFD run-rate expectations have not been reconciled to GAAP net income because NextEra Energy Partners did not prepare estimates of the effect of forecasted acquisitions on certain GAAP line items that would be necessary to provide a forward-looking estimate of GAAP net income, and the information necessary to provide such a forward-looking estimate is not available without unreasonable effort.

As previously announced, NextEra Energy Partners' third-quarter 2019 conference call is scheduled for 9 a.m. ET today. Also discussed during the call will be third-quarter 2019 financial results for NextEra Energy, Inc. (NYSE: NEE). The listen-only webcast will be available on the website of NextEra Energy Partners by accessing the following link: www.NextEraEnergyPartners.com/FinancialResults. The news release and the slides accompanying the presentation may be downloaded at www.NextEraEnergyPartners.com/FinancialResults, beginning at 7:30 a.m. ET today. A replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy Partners, LP
NextEra Energy Partners, LP (NYSE: NEP) is a growth-oriented limited partnership formed by NextEra Energy, Inc. (NYSE: NEE). NextEra Energy Partners acquires, manages and owns contracted clean energy projects with stable, long-term cash flows. Headquartered in Juno Beach, Florida, NextEra Energy Partners owns interests in wind and solar projects in the U.S., as well as natural gas infrastructure assets in Texas. The renewable energy projects are contracted, use industry-leading technology and are located in regions that are favorable for generating energy from the wind and sun. The seven natural gas pipelines in the portfolio are all strategically located, serving power producers and municipalities in South Texas, processing plants and producers in the Eagle Ford Shale, and commercial and industrial customers in the Houston area. The NET Mexico Pipeline, the largest pipeline in the portfolio, provides a critical source of natural gas transportation for low-cost, U.S.-sourced shale gas to Mexico. For more information about NextEra Energy Partners, please visit: www.NextEraEnergyPartners.com.

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Cautionary Statements and Risk Factors That May Affect Future Results

This news release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy Partners, LP (together with its subsidiaries, NEP) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NEP’s control. Forward-looking statements in this news release include, among others, statements concerning adjusted EBITDA, cash available for distributions (CAFD) and unit distribution expectations, as well as statements concerning NEP's future operating performance and financing needs. In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “may result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “aim,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions. You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. The future results of NEP and its business and financial condition are subject to risks and uncertainties that could cause NEP’s actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties could require NEP to limit or eliminate certain operations. These risks and uncertainties include, but are not limited to, the following: NEP’s portfolio includes renewable energy projects that have a limited operating history. Such projects may not perform as expected; NEP's ability to make cash distributions to its unitholders is affected by wind and solar conditions at its renewable energy projects; NEP's business, financial condition, results of operations and prospects can be materially adversely affected by weather conditions, including, but not limited to, the impact of severe weather; Operation and maintenance of renewable energy projects involve significant risks that could result in unplanned power outages, reduced output, personal injury or loss of life; Natural gas gathering and transmission activities involve numerous risks that may result in accidents or otherwise affect the Texas pipelines’ operations; NEP depends on certain of the renewable energy projects and pipelines in its portfolio for a substantial portion of its anticipated cash flows; NEP is pursuing the expansion of natural gas pipelines in its portfolio that will require up-front capital expenditures and expose NEP to project development risks; NEP's ability to maximize the productivity of the Texas pipeline business and to complete potential pipeline expansion projects is dependent on the continued availability of natural gas production in the Texas pipelines’ areas of operation; Terrorist acts, cyber-attacks or other similar events could impact NEP's projects, pipelines or surrounding areas and adversely affect its business; The ability of NEP to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. NEP's insurance coverage does not insure against all potential risks and it may become subject to higher insurance premiums; Warranties provided by the suppliers of equipment for NEP's projects may be limited by the ability of a supplier to satisfy its warranty obligations, or by the terms of the warranty, so the warranties may be insufficient to compensate NEP for its losses; Supplier concentration at certain of NEP's projects may expose it to significant credit or performance risks; NEP relies on interconnection, transmission and other pipeline facilities of third parties to deliver energy from its renewable energy projects and to transport natural gas to and from the Texas pipelines. If these facilities become unavailable, NEP's projects and pipelines may not be able to operate or deliver energy or may become partially or fully unavailable to transport natural gas; NEP's business is subject to liabilities and operating restrictions arising from environmental, health and safety laws and regulations, compliance with which may require significant capital expenditures, increase NEP’s cost of operations and affect or limit its business plans; NEP's renewable energy projects may be adversely affected by legislative changes or a failure to comply with applicable energy regulations; A change in the jurisdictional characterization of some of the Texas pipeline entities' assets, or a change in law or regulatory policy, could result in increased regulation of these assets, which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders; NEP may incur significant costs and liabilities as a result of pipeline integrity management program testing and any necessary pipeline repair or preventative or remedial measures; The Texas pipelines’ operations could incur significant costs if the Pipeline and Hazardous Materials Safety Administration or the Railroad Commission of Texas adopts more stringent regulations; Petroleos Mexicanos (Pemex) may claim certain immunities under the Foreign Sovereign Immunities Act and Mexican law, and the Texas pipeline entities' ability to sue or recover from Pemex for breach of contract may be limited and may be exacerbated if there is a deterioration in the economic relationship between the U.S. and Mexico; NEP does not own all of the land on which the projects in its portfolio are located and its use and enjoyment of the property may be adversely affected to the extent that there are any lienholders or land rights holders that have rights that are superior to NEP's rights or the U.S. Bureau of Land Management suspends its federal rights-of-way grants; NEP is subject to risks associated with litigation or administrative proceedings that could materially impact its operations, including, but not limited to, proceedings related to projects it acquires in the future; NEP's cross-border operations require NEP to comply with anti-corruption laws and regulations of the U.S. government and non-U.S. jurisdictions; NEP is subject to risks associated with its ownership or acquisition of projects or pipelines that remain under construction, which could result in its inability to complete construction projects on time or at all, and make projects too expensive to complete or cause the return on an investment to be less than expected; NEP relies on a limited number of customers and is exposed to the risk that they may be unwilling or unable to fulfill their contractual obligations to NEP or that they otherwise terminate their agreements with NEP; PG&E, which contributes a significant portion of NEP's revenues, has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Any rejection by PG&E of a material portion of NEP's PPAs with it or any material reduction in the prices NEP charges PG&E under those PPAs that occurs in connection with PG&E's Chapter 11 proceedings, or any events of default under the financing agreements of NEP's solar facilities that provide power and renewable energy credits to PG&E under these PPAs as a result of PG&E's reorganization activities, could have a material adverse effect on NEP's results of operations, financial condition or business; NEP may not be able to extend, renew or replace expiring or terminated power purchase agreements (PPA) and natural gas transportation agreements at favorable rates or on a long-term basis; If the energy production by or availability of NEP's renewable energy projects is less than expected, they may not be able to satisfy minimum production or availability obligations under their PPAs; NEP's growth strategy depends on locating and acquiring interests in additional projects consistent with its business strategy at favorable prices; NextEra Energy Operating Partners’ (NEP OpCo) partnership agreement requires that it distribute its available cash, which could limit NEP’s ability to grow and make acquisitions; Lower prices for other fuel sources may reduce the demand for wind and solar energy; Reductions in demand for natural gas in the United States or Mexico and low market prices of natural gas could materially adversely affect the Texas pipelines’ operations and cash flows; Government laws, regulations and policies providing incentives and subsidies for clean energy could be changed, reduced or eliminated at any time and such changes may negatively impact NEP's growth strategy; NEP's growth strategy depends on the acquisition of projects developed by NextEra Energy, Inc. (NEE) and third parties, which face risks related to project siting, financing, construction, permitting, the environment, governmental approvals and the negotiation of project development agreements; Acquisitions of existing clean energy projects involve numerous risks; Renewable energy procurement is subject to U.S. state regulations, with relatively irregular, infrequent and often competitive procurement windows; NEP may continue to acquire other sources of clean energy and may expand to include other types of assets. Any further acquisition of non-renewable energy projects may present unforeseen challenges and result in a competitive disadvantage relative to NEP's more-established competitors; NEP faces substantial competition primarily from regulated utilities, developers, independent power producers, pension funds and private equity funds for opportunities in North America; The natural gas pipeline industry is highly competitive, and increased competitive pressure could adversely affect NEP's business; NEP may not be able to access sources of capital on commercially reasonable terms, which would have a material adverse effect on its ability to consummate future acquisitions; Restrictions in NEP and its subsidiaries' financing agreements could adversely affect NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders; NEP's cash distributions to its unitholders may be reduced as a result of restrictions on NEP's subsidiaries’ cash distributions to NEP under the terms of their indebtedness; NEP's subsidiaries’ substantial amount of indebtedness may adversely affect NEP's ability to operate its business, and its failure to comply with the terms of its subsidiaries' indebtedness could have a material adverse effect on NEP's financial condition; NEP is exposed to risks inherent in its use of interest rate swaps; NEE exercises significant influence over NEP; Under the cash sweep and credit support agreement, NEP receives credit support from NEE and its affiliates. NEP's subsidiaries may default under contracts or become subject to cash sweeps if credit support is terminated, if NEE or its affiliates fail to honor their obligations under credit support arrangements, or if NEE or another credit support provider ceases to satisfy creditworthiness requirements, and NEP will be required in certain circumstances to reimburse NEE for draws that are made on credit support; NextEra Energy Resources, LLC (NEER) or one of its affiliates is permitted to borrow funds received by NEP's subsidiaries and is obligated to return these funds only as needed to cover project costs and distributions or as demanded by NEP OpCo. NEP's financial condition and ability to make distributions to its unitholders, as well as its ability to grow distributions in the future, is highly dependent on NEER’s performance of its obligations to return all or a portion of these funds; NEP may not be able to consummate future acquisitions; NEER's right of first refusal may adversely affect NEP's ability to consummate future sales or to obtain favorable sale terms; NextEra Energy Partners GP, Inc. (NEP GP) and its affiliates may have conflicts of interest with NEP and have limited duties to NEP and its unitholders; NEP GP and its affiliates and the directors and officers of NEP are not restricted in their ability to compete with NEP, whose business is subject to certain restrictions; NEP may only terminate the Management Services Agreement among, NEP, NextEra Energy Management Partners, LP (NEE Management), NEP OpCo and NextEra Energy Operating Partners GP, LLC (NEP OpCo GP) under certain specified conditions; If the agreements with NEE Management or NEER are terminated, NEP may be unable to contract with a substitute service provider on similar terms; NEP's arrangements with NEE limit NEE’s potential liability, and NEP has agreed to indemnify NEE against claims that it may face in connection with such arrangements, which may lead NEE to assume greater risks when making decisions relating to NEP than it otherwise would if acting solely for its own account; NEP's ability to make distributions to its unitholders depends on the ability of NEP OpCo to make cash distributions to its limited partners; If NEP incurs material tax liabilities, NEP's distributions to its unitholders may be reduced, without any corresponding reduction in the amount of the IDR fee; Holders of NEP’s units may be subject to voting restrictions; NEP’s partnership agreement replaces the fiduciary duties that NEP GP and NEP’s directors and officers might have to holders of its common units with contractual standards governing their duties; NEP’s partnership agreement restricts the remedies available to holders of NEP's common units for actions taken by NEP’s directors or NEP GP that might otherwise constitute breaches of fiduciary duties; Certain of NEP’s actions require the consent of NEP GP; Holders of NEP's common units and preferred units currently cannot remove NEP GP without NEE’s consent; NEE’s interest in NEP GP and the control of NEP GP may be transferred to a third party without unitholder consent; The IDR fee may be assigned to a third party without unitholder consent; NEP may issue additional units without unitholder approval, which would dilute unitholder interests; Reimbursements and fees owed to NEP GP and its affiliates for services provided to NEP or on NEP's behalf will reduce cash distributions from NEP OpCo and from NEP to NEP's unitholders, and there are no limits on the amount that NEP OpCo may be required to pay; Discretion in establishing cash reserves by NEP OpCo GP may reduce the amount of cash distributions to unitholders; NEP OpCo can borrow money to pay distributions, which would reduce the amount of credit available to operate NEP's business; Increases in interest rates could adversely impact the price of NEP's common units, NEP's ability to issue equity or incur debt for acquisitions or other purposes and NEP's ability to make cash distributions to its unitholders; The price of NEP's common units may fluctuate significantly and unitholders could lose all or part of their investment; The liability of holders of NEP's units, which represent limited partnership interests in NEP, may not be limited if a court finds that unitholder action constitutes control of NEP's business; Unitholders may have liability to repay distributions that were wrongfully distributed to them; Provisions in NEP’s partnership agreement may discourage or delay an acquisition of NEP that NEP unitholders may consider favorable, which could decrease the value of NEP's common units, and could make it more difficult for NEP unitholders to change the board of directors; The board of directors, a majority of which may be affiliated with NEE, decides whether to retain separate counsel, accountants or others to perform services for NEP; The New York Stock Exchange does not require a publicly traded limited partnership like NEP to comply with certain of its corporate governance requirements; The issuance of preferred units or other securities convertible into common units may affect the market price for NEP’s common units, will dilute common unitholders’ ownership in NEP and may decrease the amount of cash available for distribution for each common unit; The preferred units have rights, preferences and privileges that are not held by, and will be preferential to the rights of, holders of the common units; NEP's future tax liability may be greater than expected if NEP does not generate net operating losses (NOLs) sufficient to offset taxable income or if tax authorities challenge certain of NEP's tax positions; NEP's ability to use NOLs to offset future income may be limited; NEP will not have complete control over NEP's tax decisions; A valuation allowance may be required for NEP's deferred tax assets; Distributions to unitholders may be taxable as dividends; NEP discusses these and other risks and uncertainties in its annual report on Form 10-K for the year ended December 31, 2018 and other SEC filings, and this news release should be read in conjunction with such SEC filings made through the date of this news release. The forward-looking statements made in this news release are made only as of the date of this news release and NEP undertakes no obligation to update any forward-looking statements.

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(millions, except per unit amounts)
(unaudited)
PRELIMINARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018(a)	2019	2018(a)
OPERATING REVENUES
Renewable energy sales	$201	$124	$494	$449
Texas pipelines service revenues	52	54	155	166
Total operating revenues	253	178	649	615
OPERATING EXPENSES
Operations and maintenance	90	65	247	190
Depreciation and amortization	68	49	192	152
Gain on disposal of Canadian Holdings	—	—	—	(153)
Taxes other than income taxes and other	7	5	20	15
Total operating expenses - net	165	119	459	204
OPERATING INCOME	88	59	190	411
OTHER INCOME (DEDUCTIONS)
Interest expense	(372)	31	(735)	(93)
Equity in earnings of equity method investees	21	23	29	39
Equity in earnings (losses) of non-economic ownership interests	1	11	(10)	25
Other - net	1	1	3	14
Total other income (deductions) - net	(349)	66	(713)	(15)
INCOME (LOSS) BEFORE INCOME TAXES	(261)	125	(523)	396
INCOME TAX EXPENSE (BENEFIT)	(18)	15	(35)	13
NET INCOME (LOSS)	(243)	110	(488)	383
Net income attributable to preferred distributions	(2)	(6)	(14)	(18)
Net loss (income) attributable to noncontrolling interests	173	(71)	380	(176)
NET INCOME (LOSS) ATTRIBUTABLE TO NEXTERA ENERGY PARTNERS, LP	$(72)	$33	$(122)	$189

Weighted average number of common units outstanding - basic	59.9	54.9	57.4	54.5
Weighted average number of common units outstanding - assuming dilution	75.8	74.6	75.8	74.2
Earnings (loss) per common unit attributable to NextEra Energy Partners, LP - basic	$(1.21)	$0.60	$(2.12)	$3.47
Earnings (loss) per common unit attributable to NextEra Energy Partners, LP - assuming dilution	$(1.21)	$0.58	$(2.12)	$3.25
___________________________________________

(a)	Prior-period financial information has been retrospectively adjusted to include the adoption of an accounting standards update related to leases.

NEXTERA ENERGY PARTNERS, LP
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Cash Available for Distribution (CAFD)
(millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018(a)	2019	2018(a)
Net income (loss)	$(243)	$110	$(488)	$383
Add back:
Depreciation and amortization	68	49	192	152
Interest expense	372	(31)	735	93
Income taxes	(18)	15	(35)	13
Tax credits	118	60	345	202
Gains on disposal of Canadian Holdings and related foreign currency hedge	—	—	—	(163)
Amortization of intangible assets - PPAs	25	—	46	—
Equity in losses (earnings) of non-economic ownership interests	(1)	(11)	10	(25)
Payment of Jericho receivable	—	—	—	30
Noncontrolling interests in Silver State and NET Mexico	(22)	(3)	(31)	(9)
Depreciation and interest expense included within equity in earnings of equity method investees	17	13	48	37
Other	(1)	1	2	4
Adjusted EBITDA	$315	$203	$824	$717
Tax credits	(118)	(60)	(345)	(202)
Other - net	(1)	(1)	(4)	(15)
Cash available for distribution before debt service payments	$196	$142	$475	$500
Cash interest paid	(58)	(60)	(141)	(162)
Debt repayment principal(b)	9	(1)	(25)	(44)
Cash available for distribution including Desert Sunlight	$147	$81	$309	$294
CAFD generated at Desert Sunlight(c)	(22)	—	(45)	—
Cash available for distribution	$125	$81	$264	$294
___________________________________________

(a)	Prior-period financial information has been retrospectively adjusted to include the adoption of an accounting standards update related to leases.

(b)	Includes normal principal payments, including distributions/contributions to/from tax equity investors and payments to convertible equity portfolio investors

(c)
Represents CAFD generated by Desert Sunlight in the period that is, or is expected to be, trapped and is expected to be subject to cash sweeps in 2020 due to the ongoing defaults related to the PG&E bankruptcy

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(unaudited)
PRELIMINARY

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$195	$147
Accounts receivable	102	63
Other receivables	169	17
Due from related parties	527	68
Other current assets	39	45
Total current assets	1,032	340
Non-current assets:
Property, plant and equipment - net	6,982	6,770
Intangible assets – PPAs - net	1,681	617
Intangible assets – customer relationships - net	631	644
Goodwill	609	584
Investments in equity method investees	350	214
Deferred income taxes	160	108
Other non-current assets	150	128
Total non-current assets	10,563	9,065
TOTAL ASSETS	$11,595	$9,405
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$113	$10
Due to related parties	58	45
Current portion of long-term debt	379	707
Accrued interest	19	31
Accrued property taxes	18	19
Other current liabilities	58	47
Total current liabilities	645	859
Non-current liabilities:
Long-term debt	3,719	2,728
Asset retirement obligation	138	95
Derivatives	679	104
Non-current due to related party	68	34
Other non-current liabilities	170	47
Total non-current liabilities	4,774	3,008
TOTAL LIABILITIES	5,419	3,867
COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred units (9.3 and 14.0 units issued and outstanding, respectively)	365	548
Common units (60.8 and 56.1 units issued and outstanding, respectively)	1,803	1,804
Accumulated other comprehensive loss	(8)	(6)
Noncontrolling interests	4,016	3,192
TOTAL EQUITY	6,176	5,538
TOTAL LIABILITIES AND EQUITY	$11,595	$9,405

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)
(unaudited)
PRELIMINARY

	Nine Months Ended September 30,
	2019	2018(a)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(488)	$383
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	192	152
Intangible amortization - PPA	46	—
Change in value of derivative contracts	589	(51)
Deferred income taxes	(35)	23
Equity in earnings of equity method investees, net of distributions received	(27)	(11)
Equity in losses (earnings) of non-economic ownership interests	10	(25)
Gain on disposal of Canadian Holdings	—	(153)
Other - net	28	(3)
Changes in operating assets and liabilities:
Other current assets	(34)	(5)
Other non-current assets	(2)	3
Other current liabilities	(25)	(48)
Other non-current liabilities	(2)	4
Net cash provided by operating activities	252	269
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of membership interests in subsidiaries - net	(1,028)	—
Capital expenditures	(39)	(10)
Proceeds from the sale of Canadian Holdings - net	—	517
Payments to related parties under CSCS agreement - net	(459)	(720)
Other	7	—
Net cash used in investing activities	(1,519)	(213)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common units - net	3	81
Issuances of long-term debt	1,650	—
Retirements of long-term debt	(1,001)	(74)
Debt issuance costs	(18)	—
Partner contributions	2	32
Partner distributions	(259)	(205)
Preferred unit distributions	(17)	(15)
Proceeds from differential membership investors	66	56
Payments to differential membership investors	(22)	(16)
Payments to Class B noncontrolling interests investors	(15)	—
Proceeds on sale of Class B noncontrolling interest - net	893	—
Change in amounts due to related parties	29	(1)
Net cash provided by (used in) financing activities	1,311	(142)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(2)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	44	(88)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - BEGINNING OF PERIOD	166	198
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - END OF PERIOD	$210	$110
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(a)	Prior-period financial information has been retrospectively adjusted to include the adoption of an accounting standards update related to leases.